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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No.   )

                              Taubman Centers, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of class of securities)

                                    876664103
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                                 (CUSIP number)




Check the following box if a fee is being paid with this statement /X/ (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).
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CUSIP NO.                      876664103                13G     PAGE         2 OF        8 PAGES
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1                NAME OF REPORTING PERSONS
                 S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                               Morgan Stanley, Dean Witter, Discover & Co.
                               IRS # 39-314-5972
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2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                             (a) / /

                                                             (b) / /



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3                SEC USE ONLY


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4                CITIZENSHIP OR PLACE OF ORGANIZATION
                               The state of organization is Delaware.

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NUMBER OF                                     5           SOLE VOTING POWER
SHARES                                                                   0
                                              ------------------------------------------------------
BENEFICIALLY                                  6           SHARED VOTING POWER
OWNED BY                                                         4,392,700
                                              ------------------------------------------------------
EACH                                          7           SOLE DISPOSITIVE POWER
REPORTING                                                                0
                                              ------------------------------------------------------
PERSON WITH                                   8           SHARED DISPOSITIVE POWER
                                                                 5,096,500
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9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    5,096,500

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10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                           10.05%

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12               TYPE OF REPORTING PERSON*
                           IA, CO
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      *  SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP NO.                  876664103                 13G    PAGE         3       OF        8  PAGES
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1                  NAME OF REPORTING PERSONS
                   S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                          Morgan Stanley Asset Management  Inc.
                          IRS # 13-304-0307
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2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) / /

                                                                         (b) / /


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3                  SEC USE ONLY


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4                  CITIZENSHIP OR PLACE OF ORGANIZATION
                     The state of organization is Delaware.

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NUMBER OF                                 5           SOLE VOTING POWER
SHARES                                                                         0
                                          ----------------------------------------------------------
BENEFICIALLY                              6           SHARED VOTING POWER
OWNED BY                                                               2,972,100
                                          ----------------------------------------------------------
EACH                                      7           SOLE DISPOSITIVE POWER
REPORTING                                                                      0
                                          ----------------------------------------------------------
PERSON WITH                               8           SHARED DISPOSITIVE POWER
                                                                       3,675,900
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9                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                3,675,900

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10                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                            7.25%

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12                 TYPE OF REPORTING PERSON*
                        IA, CO
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*  SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP NO.        876664103       13G      PAGE           4    OF         8 PAGES


Item  1 (a)                 Name  of  Issuer

                            Taubman Centers, Inc.

Item  1 (b)                 Address of issuer's principal executive offices
                            200 East Long Lake
                            Suite 300
                            PO Box 200
                            Bloomfield Hills, MI 48304


Item  2 (a)                 Name of person filing

                     (a)    Morgan Stanley, Dean Witter, Discover & Co.
                     (b)    Morgan Stanley Asset Management Inc.

Item  2 (b)                 Principal business office

                     (a)    1585 Broadway
                            New York, New York  10036

                     (b)    1221 Avenue of the Americas
                            New York,  New York  10020

Item  2 (c)                 Citizenship

                            Incorporated by reference
                            to Item 4 of the cover page
                            pertaining to each
                            reporting person.

Item  2 (d)                 Title of class of Securities

                            Common Stock

Item  2 (e)                 Cusip No.

                            876664103

 Item    3           (a)    Morgan  Stanley, Dean Witter, Discover & Co. is (e)
                            an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.


                     (b) Morgan Stanley Asset Management Inc. is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

 Item    4                  Ownership

                            Incorporated by reference to Items (5) - (9) and
                            (11) of the cover page.
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CUSIP NO.            876664103          13G            PAGE  5     OF    8 PAGES



Item    5         Ownership of 5 Percent or Less of a Class

                  Inapplicable

Item    6         Ownership of More than 5 Percent on Behalf of Another Person

                  Accounts managed on a discretionary basis by Morgan Stanley Asset Management Inc., a wholly owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Inapplicable

Item    8         Identification and Classification of Members of the Group

                  Inapplicable

Item    9         Notice of Dissolution of Group

                  Inapplicable

Item    10        Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
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CUSIP NO.      876664103        13G          PAGE    6         OF       8 PAGES




                           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      Date :               November 12, 1997

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      Signature:           /s/ Donald P. Ryan
                           ----------------------------------------------------------------------

      Name / Title:        Donald P. Ryan  /  Vice President Morgan Stanley Asset Management Inc.
                           ----------------------------------------------------------------------
                           MORGAN  STANLEY  ASSET  MANAGEMENT  INC.

      Date:                November 12, 1997

      Signature:            /s/ Bruce Bromberg
                           ----------------------------------------------------------------------

      Name / Title:        Bruce Bromberg  /  Morgan  Stanley &  Co., Incorporated
                           ----------------------------------------------------------------------
                           MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.
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                           INDEX  TO  EXHIBITS                                               PAGE
                           -----  --  --------                                               ----


      EXHIBIT  1           Agreement to Make a Joint Filing                                     7



      EXHIBIT  2           Secretary's Certificate Authorizing Bruce Bromberg                   8
                           to Sign on behalf of Morgan Stanley, Dean Witter,
                           Discover & Co.
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